Exhibit 99.1

Bickford Master I, LLC.

Auditors’ Report and Consolidated Financial Statements

December 31, 2012 and 2011

Bickford Master I, LLC.

December 31, 2012 and 2011

Contents

Independent Auditors’ Report	1

Consolidated Financial Statements

Balance Sheets	2

Statements of Income	3

Statements of Member’s Deficit	4

Statements of Cash Flows	5

Notes to Financial Statements	6

Independent Auditors’ Report on Supplementary Information	14

Consolidating Balance Sheet – December 31, 2012	15

Consolidating Statement of Income – Year Ended December 31, 2012	17

INDEPENDENT AUDITORS’ REPORT

To the Members

Bickford Master I, LLC.

We have audited the accompanying consolidated financial statements of Bickford Master I, LLC. (a Kansas limited liability company) (the Company), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of income, member deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the 2012 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bickford Master I, LLC. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Uncertainty Regarding Going Concern

During the years ended December 31, 2012 and 2011, the Company’s cash outflows from operations were $537,191 and $290,099, respectively. As a result, the sole member had to provide equity contributions during the years ended December 31, 2012 and 2011 totaling $1,753,935 and $807,793, respectively, to fund these operating shortfalls. In addition, accounts payable and accrued expenses at December 31, 2012 totaled $2,469,460 while cash and cash equivalents totaled $661,854. Although management intends to continue to work towards improving operating performance of the Company and may continue to receive support from the sole member, if possible, to address any operating cash shortfalls, based on the high reliance of the Company on continuing operational support from the sole member and the current economic conditions, there appears to be substantial doubt about the Company continuing to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Other Matter

The consolidated financial statements of Bickford Master I, LLC. as of December 31, 2011, were audited by other auditors whose report dated June 18, 2012, expressed an unmodified opinion on those statements.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas

February 28, 2013

Bickford Master I, LLC.

Consolidated Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Current Assets
Cash and cash equivalents	$661,854	$328,119
Resident accounts receivable, net	213,496	197,124
Prepaid expenses and other assets	126,262	87,544

Total current assets	1,001,612	612,787

Property and Equipment, net	1,840,971	1,034,409

Other Assets
Funds in escrow	373,605	364,886
Lease security deposits	3,171	3,171
Replacement reserves	539,763	553,860

Total other assets	916,539	921,917

Total assets	$3,759,122	$2,569,113

Liabilities and Member’s Deficit
Current Liabilities
Accounts payable — trade	$516,446	$493,168
Deferred revenues	1,448,241	1,372,028
Other accrued expenses	1,953,014	1,946,264
Current maturities — capital lease obligations	26,342	31,655
Deferred gain on sale of assets — current portion	4,581,312	4,581,312

Total current liabilities	8,525,355	8,424,427

Other Liabilities
Lease liability	8,061,986	7,277,048
Capital lease obligations — long-term portion	2,112	27,853
Deferred gain on sale of assets — long-term portion	43,522,474	48,103,786

Total liabilities	60,111,927	63,833,114

Member’s Deficit	(56,352,805)	(61,264,001)

Total liabilities and member’s deficit	$3,759,122	$2,569,113

See Notes to Consolidated Financial Statements

Bickford Master I, LLC.

Consolidated Statements of Income

Years Ended December 31, 2012 and 2011

	2012	2011
Revenues
Resident revenues	$28,567,913	$28,140,014
Community fees	467,946	875,205
Other revenues	80,137	42,488
Accretion of deferred gain on sale of assets	4,581,312	4,581,312

Total revenues	33,697,308	33,639,019

Operating Expenses
Residence and general operating expenses	17,238,384	17,264,074
Management fees	1,475,087	1,494,250
Depreciation	155,137	98,386
Building lease expense	11,665,556	11,667,253

Total operating expenses	30,534,164	30,523,963

Operating Income	3,163,144	3,115,056

Other Income (Expense)
Interest expense	(5,916)	(11,143)
Other	33	1,458

Total other expense	(5,883)	(9,685)

Net Income	$3,157,261	$3,105,371

See Notes to Consolidated Financial Statements

Bickford Master I, LLC.

Consolidated Statements of Member’s Deficit

Years Ended December 31, 2012 and 2011

	2012	2011

Deficit, Beginning of Year	$(61,264,001)	$(65,177,165)

Contribution from member	1,753,935	807,793
Net income	3,157,261	3,105,371

Deficit, End of Year	$(56,352,805)	$(61,264,001)

See Notes to Consolidated Financial Statements

Bickford Master I, LLC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2012 and 2011

	2012	2011
Operating Activities
Net income	$3,157,261	$3,105,371
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	155,137	98,386
Accretion of deferred gain on sale of assets	(4,581,312)	(4,581,312)
Change in recognition of lease liability	784,938	1,465,850
Provision for bad debts	99,165	24,111
Changes in operating assets and liabilities
Resident accounts receivable	(115,537)	(37,102)
Prepaid expenses and other assets	(38,718)	108,239
Accounts payable — trade	(81,088)	(494,565)
Deferred revenues	76,213	(321,399)
Other accrued expenses	6,750	342,322

Net cash flows from operating activities	(537,191)	(290,099)

Investing Activities
Additions to property and equipment	(857,333)	(285,918)
Funds in escrow	(8,719)	14,234
Replacement reserves	14,097	(101,123)

Net cash flows from investing activities	(851,955)	(372,807)

Financing Activities
Repayments of capital lease obligations	(31,054)	(26,626)
Contribution from member	1,753,935	807,793

Net cash flows from financing activities	1,722,881	781,167

Net Increase in Cash and Cash Equivalents	333,735	118,261

Cash and Cash Equivalents, Beginning of Year	328,119	209,858

Cash and Cash Equivalents, End of Year	$661,854	$328,119

Supplemental Disclosure of Cash Flow and Noncash Information
Cash paid for interest	$6,332	$10,978
Capital expenditures in accounts payable — trade	104,366	42,596

See Notes to Consolidated Financial Statements

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Bickford Master I, LLC. (the Company) was formed under Kansas law effective April 16, 2008.

Upon formation, the Company issued all of its membership interests to Eby Realty Group, LLC. (ERG) in exchange for the transfer of ERG’s ownership interest in twelve single member limited liability companies each of which own individual properties. In addition, effective September 30, 2008, ERG contributed to the Company its ownership interest in two additional single member limited liability companies each of which own individual properties. Upon completion of these transfers, the fourteen property companies became wholly-owned subsidiaries of the Company.

Because ownership of ERG and of the Company is the same, this combination was accounted for in a manner similar to a pooling of interests, using ERG’s historical book values. Consolidated operations reflect the operations of the above entities for all of fiscal 2012 and 2011.

Principle Business

The Company’s primary line of business is the operation of assisted-care, dementia-care, and independent-living residences for the elderly.

Principles of Consolidation

The accompanying consolidated financial statements reflect the consolidated financial position of the Company. The following entities make up the consolidated financial statements of the Company as of December 31, 2012 and 2011:

Legal Entity	Formation Date	Residence Locations

Bickford Master I, LLC.	April 2008
Ames Bickford Cottage, LLC.	June 2000	Ames, Iowa
Bourbonnais Bickford House, LLC.	March 2000	Bourbonnais, Illinois
Burlington Bickford Cottage, LLC.	June 2000	Burlington, Iowa
Crawfordsville Bickford Cottage, LLC.	January 2001	Crawfordsville, Indiana
Ft. Dodge Bickford Cottage, LLC.	June 2000	Ft. Dodge, Iowa
Lincoln Bickford Cottage, LLC.	January 2000	Lincoln, Nebraska
Marshalltown Bickford Cottage, LLC.	June 2000	Marshalltown, Iowa
Moline Bickford Cottage, LLC.	June 2002	Moline, Illinois
Muscatine Bickford Cottage, LLC.	January 1997	Muscatine, Iowa
Omaha II Bickford Cottage, LLC.	February 2001	Omaha, Nebraska
Quincy Bickford Cottage, LLC.	December 1999	Quincy, Illinois
Rockford Bickford House, LLC.	March 2000	Rockford, Illinois
Springfield Bickford House, LLC.	March 2000	Springfield, Illinois
Urbandale Bickford Cottage, LLC.	February 2001	Urbandale, Iowa

All significant intercompany accounts and transactions have been eliminated in consolidation.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Funds in Escrow

Funds are placed in escrow with the Company’s lessor based on the lease document requirements for real estate taxes and insurance premiums. The servicing agent for the lender pays these escrowed funds to the necessary taxing authorities when due. The agent reimburses the Company for insurance premiums after proof of payment has been presented by the Company.

Replacement Reserves

The replacement reserves represent cash required to be set aside monthly by the Company for improvements to the property. The cash required is $500 per unit per year. With a total of 643 units available for all properties, the Company is required to set aside $321,500 per year. The holder of leasehold interests will reimburse the funds for improvement costs after both a review of the improvements and obtaining documentation from the Company detailing the work that has been completed. Improvements can consist of, but are not limited to, such items as new carpet, new paint, and kitchen equipment.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Assets under capital lease obligations and leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Leasehold improvements	10-20 years
Furniture, fixtures and equipment	5-10 years
Automobiles	5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2012 and 2011.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Accounts Receivable

Accounts receivable are stated at the amount billed to customers plus any accrued and unpaid interest. The Company provides an allowance for doubtful accounts for all accounts past due more than 90 days. Payments are due on the first of every month. Accounts that are unpaid after the 10th of each month are considered delinquent and are assessed a late fee. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

Revenues

Rent revenue is collected monthly from residents and recognized as revenue in the month that it is earned. The Company collects partially refundable advance community fees from the residents of the assisted-care and dementia-care residences. The portion of the community fee that is refundable is refunded on a pro rata basis during the resident’s first 12 months at the residence. The community fees are intended to help defray the cost of training and other support services provided by the corporate office to the staff of the assisted-care and dementia-care residences. The non-refundable portion of the community fee is recognized as revenue when earned, while the refundable portion is recognized as revenue over a period of 12 months. The collection and refundability on these fees may vary based on applicable state laws and regulations.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Accordingly, no income tax provision has been included in the financial statements because income or loss of the Company is reported individually by the respective Member for income tax purposes. The Company is generally not subject to federal, state and local examination by tax authorities for years prior to 2009.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2012 and 2011, cash equivalents consisted primarily of money market accounts with financial institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions. At December 31, 2012 and 2011, the Company’s cash accounts did not exceeded federally insured limits.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Subsequent Events

Subsequent events have been evaluated through the date of the Independent Auditors’ Report, which is the date the financial statements were available to be issued.

Note 2: Property and Equipment

A summary of property and equipment as of December 31, 2012 and 2011, is as follows:

	2012	2011

Buildings and building improvements	$1,183,785	$488,909
Furniture, equipment and vehicles	1,062,556	795,733

	2,246,341	1,284,642
Less accumulated depreciation	405,370	250,233

Net property and equipment	$1,840,971	$1,034,409

The Company has leased equipment at certain properties that have been treated as a capital lease and included above. As such, the net present value of the future lease payments are recorded as a capital lease obligation on the accompanying consolidated balance sheets. The payments on these obligations are amortized and treated partially as a principal reduction to the capital lease obligation and as interest expense on the capital lease obligations.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 3: Long-Term Debt

Long-term debt consists of the following capital lease obligations at December 31, 2012 and 2011:

	2012	2011

Capital lease obligations	$28,454	$59,508

The following is a schedule of maturities of capital lease obligations by year.

2013	$28,560
2014	2,146

Total	30,706

Less amount representing interest	2,252

Present value of future minimum lease payments	$28,454

Total property and equipment, subject to capital lease as of December 31, 2012 and 2011, is as follows:

Equipment under capital lease	$183,882	$183,882
Less accumulated depreciation	(83,185)	(60,032)

Net equipment under capital lease	$100,697	$123,850

Note 4: Member’s Equity

Equity of the Company is comprised of one class of Company membership units, with the sole member and owner of all units being ERG. Each membership unit of the Company shares equally in ownership rights of the Company. For tax purposes, all income, gains and losses of the Company are consolidated with the Federal and appropriate state returns of ERG.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 5: Related Party Transactions

The Company pays a 5% management fee to Bickford Senior Living Group, LLC. (BSLG), a wholly- owned subsidiary of ERG, based on total property revenues for management and oversight of the operations on all properties. Total fees paid in 2012 and 2011 were $1,475,087 and $1,494,250, respectively. The Company is dependent on BSLG for the management of its properties, and any adverse change in its relationship with BSLG could have a material, adverse impact on the Company’s operations.

Operating expenses are at times incurred by entities affiliated through common ownership. Such entities include BSLG, ERG and subsidiaries, EDP, Inc. and The Eby Group, Inc. The balance of these intercompany accounts are treated as either a distribution or contribution and included as contra-equity on the accompanying consolidated balance sheets. Total intercompany balances recorded as contributions in member’s equity amounted to $1,753,935 and $807,793 during fiscal 2012 and 2011, respectively.

Note 6: Operating Leases

The Company has non-cancelable operating leases expiring at various dates for properties used in the operations of various residences. Additionally, as a result of the sale leaseback transaction effective June 27, 2008 (see Note 7), a deferred gain recorded as a result of this transaction will be recognized as income over the 15-year lease term expiring on June 28, 2023. Future minimum lease payments as of December 31, 2012, net of the future recognition of deferred gains, are summarized as follows:

	Future Minimum	Recognition
	Lease	of Deferred	Net
	Obligations	Gain	Expense
Years Ending December 31,
2013	$10,974,210	$4,581,312	$6,392,898
2014	11,075,038	4,581,312	6,493,726
2015	11,406,796	4,581,312	6,825,484
2016	11,749,108	4,581,312	7,167,796
2017	12,101,974	4,581,312	7,520,662
Thereafter	73,114,238	25,197,226	47,917,012

	$130,421,364	$48,103,786	$82,317,578

Property lease expense for the years ended December 31, 2012 and 2011 totaled $11,665,556 and $11,667,253, respectively.

Due to escalating lease payments throughout the lease term, the accompanying consolidated financial statements, in accordance with ASC 840, Accounting for Leases, reflects lease payments on a straight-line basis. The difference between straight-line treatment and actual lease payments are shown in the consolidated balance sheets as a liability ($8,061,986 and $7,277,048, respectively, at December 31, 2012 and 2011). The schedule shown above reflects actual future minimum lease payments for the term of the lease.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 7: Sale-Leaseback Transactions

On June 27, 2008, the building and related equipment of the following properties were sold for a cash price of $100,800,000 to an unrelated third party, Care YBE Subsidiary L.L.C., a Delaware Limited Liability company wholly owned by Care Investment Trust, Inc. (Care):

Legal Entity	Units	Residence Locations

Ames Bickford Cottage, LLC.	37	Ames, Iowa
Bourbonnais Bickford House, LLC.	65	Bourbonnais, Illinois
Burlington Bickford Cottage, LLC.	44	Burlington, Iowa
Crawfordsville Bickford Cottage, LLC.	28	Crawfordsville, Indiana
Lincoln Bickford Cottage, LLC.	44	Lincoln, Nebraska
Marshalltown Bickford Cottage, LLC.	38	Marshalltown, Iowa
Moline Bickford Cottage, LLC.	28	Moline, Illinois
Muscatine Bickford Cottage, LLC.	45	Muscatine, Iowa
Quincy Bickford Cottage, LLC.	46	Quincy, Illinois
Rockford Bickford House, LLC.	65	Rockford, Illinois
Springfield Bickford House, LLC.	67	Springfield, Illinois
Urbandale Bickford Cottage, LLC.	61	Urbandale, Iowa

In conjunction with the sale, Care entered into a Master Lease Agreement (Lease) with the Company to lease the facilities from Care. The Lease requires the Company to a pay a minimum rental income on Care’s acquisition price with annual payments increasing 3% each year over the term of the lease and a portion of the minimum rental payment deferred until year four of the lease. The initial lease is a 15-year term expiring on June 28, 2023. The lease also includes four options to extend the initial term for additional ten years each. The Lease also requires the properties to meet certain financial covenants including a minimum rent coverage ratio.

The following table shows required rates of return for the monthly minimum rent payment along with the additional minimum deferred rent amount for the initial lease term:

Year	Minimum Rent Lease Rate	Additional Minimum Rent Lease Rate

1-5	8.208% - 9.239%	.260% - .293%
6-10	9.516% - 10.710%	.302% - .340%
11-15	11.031% - 12.416%	.350% - .394%

The additional minimum rent lease rate represents the deferral of additional rent during the first three years of the lease term. At the beginning of the fourth lease year, the deferred additional minimum rent becomes payable in 24 monthly equal installments during the fourth and the fifth lease years, commencing on the first day of the fourth lease year.

On September 30, 2008, the Company sold the building and related equipment of Fort Dodge Bickford Cottage, LLC. (38 units) and Omaha II Bickford Cottage, LLC. (37 units) to Care for $10,294,000. These properties were incorporated into the lease described above.

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

As no earn out provisions are applicable for these 14 properties, they are being treated as operating leases. As such, a sale was recognized effective on both June 27, 2008 and also on September 30, 2008. The consolidated deferred gain from these sales is being amortized over a 15-year lease term expiring on June 28, 2023. Total deferred gains of $4,581,312 were recognized in income for the years ended December 31, 2012 and 2011.

The proceeds from these transactions were primarily used to repay existing debt obligations on the property companies contributed by ERG and to fund distributions to ERG.

Note 8: Profit-sharing Plan

The Company participates in a 401(k) profit-sharing plan covering substantially all employees. The Company’s contributions to the plan are determined annually by the Board of Directors. Contributions to the plan for the years ended December 31, 2012 and 2011 were $54,687 and $54,307, respectively.

Note 9: Significant Estimates and Concentrations

Current Economic Conditions

The current protracted economic decline continues to present real estate entities with difficult circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair value of certain assets, declines in the volume of business, constraints on liquidity and difficulty obtaining financing. The consolidated financial statements have been prepared using values and information currently available to the Company.

Current economic and financial market conditions could adversely affect the results of operations in future periods. The current instability in the financial markets may make it difficult for certain customers to obtain financing, which may significantly impact the volume of future sales, which could have an adverse impact on the Company’s future operating results.

In addition, given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in allowances for accounts and notes receivable, net realizable value of inventory, and in other areas that could negatively impact the Company’s ability to meet covenants or maintain sufficient liquidity.

INDEPENDENT AUDITORS’ REPORT ON SUPPLEMENTAL INFORMATION

To the Members

Bickford Master I, LLC.

We have audited the financial statements of Bickford Master I, LLC. as of and for the year ended December 31, 2012, and have issued our report thereon dated February 28, 2013 which contained an unmodified opinion on those consolidated financial statements. Our audit was performed for the purpose of forming an opinion on the consolidated financial statements as a whole. The consolidating balance sheet as of December 31, 2012 and the consolidating statement of income for the year then ended are presented for the purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas

February 28, 2013

Bickford Master I, LLC.

Consolidating Balance Sheet (Page 1 of 2)

December 31, 2012

	Ames	Bourbonnais	Burlington	Crawfordsville	Ft. Dodge	Lincoln	Marshalltown	Moline
	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford
	Cottage,	House,	Cottage,	Cottage,	Cottage,	Cottage,	Cottage,	Cottage,
	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.
Assets

Current Assets
Cash and cash equivalents	$—	$—	$—	$—	$—	$1,778	$—	$6,046
Resident accounts receivable	26,914	32,459	4,424	415	7,216	4,657	23,963	7,068
Prepaid expenses and other assets	10,588	6,945	11,009	5,734	5,387	11,872	9,408	6,392

Total current assets	37,502	39,404	15,433	6,149	12,603	18,307	33,371	19,506

Property and Equipment, net	82,167	271,844	125,792	19,519	71,664	247,059	102,836	47,342

Other Assets
Funds in escrow	29,690	16,784	42,124	9,100	21,013	35,130	45,941	6,287
Lease security deposits	168	902	171	186	168	186	168	171
Replacement reserves	31,839	38,127	35,070	42,582	31,494	8,641	23,934	41,076

Total other assets	61,697	55,813	77,365	51,868	52,675	43,957	70,043	47,534

Total assets	$181,366	$367,061	$218,590	$77,536	$136,942	$309,323	$206,250	$114,382

Liabilities and Member’s Equity (Deficit)

Current Liabilities
Accounts payable — trade	$22,905	$72,977	$81,404	$21,846	$20,197	$27,820	$23,362	$29,891
Deferred revenues	79,917	138,814	123,754	73,814	96,652	123,140	78,751	104,304
Other accrued expenses	116,562	135,468	182,638	69,914	116,758	107,510	131,964	82,585
Current maturities — capital lease obligations	1,205	9,684	975	1,722	1,205	1,723	1,205	975
Deferred gain on sale of assets — current portion	281,781	443,649	446,587	47,665	265,348	574,344	203,150	20,847

Total current liabilities	502,370	800,592	835,358	214,961	500,160	834,537	438,432	238,602

Other Liabilities
Lease liability	428,777	824,187	663,187	181,021	371,523	796,659	356,203	212,720
Capital lease obligations — long-term	—	2,112	—	—	—	—	—	—
Deferred gain on sale of assets	2,676,921	4,214,667	4,242,573	452,818	2,520,809	5,456,264	1,929,918	198,047

Total liabilities	3,608,068	5,841,558	5,741,118	848,800	3,392,492	7,087,460	2,724,553	649,369

Member’s equity (deficit)	(3,426,702)	(5,474,497)	(5,522,528)	(771,264)	(3,255,550)	(6,778,137)	(2,518,303)	(534,987)

Total liabilities and member’s equity (deficit)	$181,366	$367,061	$218,590	$77,536	$136,942	$309,323	$206,250	$114,382

Bickford Master I, LLC.

Consolidating Balance Sheet (Page 2 of 2)

December 31, 2012

	Muscatine	Omaha II	Quincy	Rockford	Springfield	Urbandale
	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford
	Cottage,	Cottage,	Cottage,	House,	House,	Cottage,	Master I,
	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.	L.L.C.	Consolidated
Assets

Current Assets
Cash and cash equivalents	$—	$—	$—	$—	$—	$6,090	$647,940	$661,854
Resident accounts receivable	17,054	22,307	22,484	21,783	14,570	8,182	—	213,496
Prepaid expenses and other assets	10,287	6,951	8,689	12,452	13,003	7,545	—	126,262

Total current assets	27,341	29,258	31,173	34,235	27,573	21,817	647,940	1,001,612

Property and Equipment, net	93,364	45,178	151,325	342,341	32,132	208,408	—	1,840,971

Other Assets
Funds in escrow	26,315	29,241	18,167	22,678	42,478	28,657	—	373,605
Lease security deposits	171	169	171	186	186	168	—	3,171
Replacement reserves	65,300	29,441	50,966	19,203	88,182	33,908	—	539,763

Total other assets	91,786	58,851	69,304	42,067	130,846	62,733	—	916,539

Total assets	$212,491	$133,287	$251,802	$418,643	$190,551	$292,958	$647,940	$3,759,122

Liabilities and Member’s Equity (Deficit)

Current Liabilities
Accounts payable — trade	$21,725	$16,670	$48,532	$72,845	$31,627	$22,235	$2,410	$516,446
Deferred revenues	35,761	69,445	146,380	82,726	241,557	53,226	—	1,448,241
Other accrued expenses	119,028	104,718	121,497	236,843	245,420	182,109	—	1,953,014
Current maturities — capital lease obligations	818	1,205	975	1,722	1,723	1,205	—	26,342
Deferred gain on sale of assets — current portion	404,437	211,071	282,151	457,710	534,289	408,283	—	4,581,312

Total current liabilities	581,769	403,109	599,535	851,846	1,054,616	667,058	2,410	8,525,355

Other Liabilities
Lease liability	643,166	331,247	585,606	903,436	1,054,381	709,873	—	8,061,986
Capital lease obligations — long-term	—	—	—	—	—	—	—	2,112
Deferred gain on sale of assets	3,842,152	2,005,180	2,680,436	4,348,251	5,075,749	3,878,689	—	43,522,474

Total liabilities	5,067,087	2,739,536	3,865,577	6,103,533	7,184,746	5,255,620	2,410	60,111,927

Member’s equity (deficit)	(4,854,596)	(2,606,249)	(3,613,775)	(5,684,890)	(6,994,195)	(4,962,662)	645,530	(56,352,805)

Total liabilities and member’s equity (deficit)	$212,491	$133,287	$251,802	$418,643	$190,551	$292,958	$647,940	$3,759,122

Bickford Master I, LLC.

Consolidating Statement of Income (Page 1 of 2)

Year Ended December 31, 2012

	Ames	Bourbonnais	Burlington	Crawfordsville	Ft. Dodge	Lincoln	Marshalltown	Moline
	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford
	Cottage,	House,	Cottage,	Cottage,	Cottage,	Cottage,	Cottage,	Cottage,
	LLC.	LLC.	LLC.	LLC.	LLC.	LLC.	LLC.	LLC.
Revenues
Resident revenues	$1,496,284	$2,697,850	$2,098,275	$1,223,195	$1,842,371	$2,501,963	$1,649,730	$1,533,568
Community fees	20,525	39,002	42,604	44,122	38,425	40,946	34,132	12,044
Other revenues	3,909	11,031	4,120	2,102	6,078	7,136	3,523	782
Accretion of deferred gain on sale of assets	281,781	443,649	446,587	47,665	265,348	574,344	203,149	20,847

Total revenues	1,802,499	3,191,532	2,591,586	1,317,084	2,152,222	3,124,389	1,890,534	1,567,241

Operating Expenses
Residence and general operating expenses	1,152,525	1,300,610	1,249,800	899,566	1,138,561	1,331,073	1,038,611	952,079
Management fees	76,173	157,767	107,384	63,103	94,364	127,019	84,488	77,191
Depreciation	8,991	25,561	14,923	1,584	7,698	16,192	9,783	2,673
Building lease expense	616,670	1,185,351	953,799	260,345	572,857	1,145,759	512,292	305,936

Total operating expenses	1,854,359	2,669,289	2,325,906	1,224,598	1,813,480	2,620,043	1,645,174	1,337,879

Operating Income (Loss)	(51,860)	522,243	265,680	92,486	338,742	504,346	245,360	229,362

Other Income (Expense)
Interest expense	(230)	(1,741)	(347)	(448)	(224)	(448)	(224)	(347)
Other Income (Expense)	—	—	—	—	—	—	—	—

Total other income (expense)	(230)	(1,741)	(347)	(448)	(224)	(448)	(224)	(347)

Net Income (Loss)	$(52,090)	$520,502	$265,333	$92,038	$338,518	$503,898	$245,136	$229,015

Bickford Master I, LLC.

Consolidating Statement of Income (Page 2 of 2)

Year Ended December 31, 2012

	Muscatine	Omaha II	Quincy	Rockford	Springfield	Urbandale
	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford	Bickford
	Cottage,	Cottage,	Cottage,	House,	House,	Cottage,	Master I,
	LLC.	LLC.	LLC.	LLC.	LLC.	LLC.	LLC.	Consolidated
Revenues
Resident revenues	$1,320,519	$1,740,862	$2,527,374	$2,633,628	$3,319,580	$1,982,714	$—	$28,567,913
Community fees	552	25,518	38,696	42,810	86,567	2,003	—	467,946
Other revenues	5,829	1,803	2,818	(909)	25,773	6,142	—	80,137
Accretion of deferred gain on sale of assets	404,437	211,071	282,151	457,711	534,289	408,283	—	4,581,312

Total revenues	1,731,337	1,979,254	2,851,039	3,133,240	3,966,209	2,399,142	—	33,697,308

Operating Expenses
Residence and general operating expenses	1,155,298	985,310	1,298,937	1,527,461	1,488,968	1,568,965	150,620	17,238,384
Management fees	66,367	88,057	128,510	133,026	172,129	99,509	—	1,475,087
Depreciation	9,295	5,279	8,942	27,365	3,133	13,718	—	155,137
Building lease expense	925,005	511,160	842,223	1,299,327	1,513,844	1,020,988	—	11,665,556

Total operating expenses	2,155,965	1,589,806	2,278,612	2,987,179	3,178,074	2,703,180	150,620	30,534,164

Operating Income (Loss)	(424,628)	389,448	572,427	146,061	788,135	(304,038)	(150,620)	3,163,144

Other Income (Expense)
Interest expense	(215)	(224)	(347)	(448)	(448)	(225)	—	(5,916)
Other Income (Expense)	—	—	—	—	—	—	33	33

Total other income (expense)	(215)	(224)	(347)	(448)	(448)	(225)	33	(5,883)

Net Income (Loss)	$(424,843)	$389,224	$572,080	$145,613	$787,687	$(304,263)	$(150,587)	$3,157,261

Bickford Master I, LLC.

Accountants’ Report and Consolidated Financial Statements

December 31, 2011 and 2010

Bickford Master I, LLC.

December 31, 2011 and 2010

Independent Accountants’ Report

The Member

Bickford Master I, LLC.

Olathe, Kansas

We have audited the accompanying consolidated balance sheets of Bickford Master I, LLC. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, members’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bickford Master I, LLC. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Kansas City, Missouri

June 18, 2012

Bickford Master I, LLC.

Consolidated Balance Sheets

December 31, 2011 and 2010

Assets

	2011	2010
Current Assets
Cash and cash equivalents	$328,119	$209,858
Resident and insurance accounts receivable	197,124	184,133
Prepaid expenses and other assets	87,544	165,945

Total current assets	612,787	559,936

Property and Equipment, Net	1,034,409	804,281

Other Assets
Funds in escrow	364,886	379,120
Lease security deposits	3,171	3,171
Replacement reserves	553,860	452,737

	921,917	835,028

Total assets	$2,569,113	$2,199,245

See Notes to Consolidated Financial Statements

Liabilities and Member’s Equity (Deficit)

	2011	2010
Current Liabilities
Accounts payable - trade	$493,168	$835,473
Deferred revenues	1,372,028	1,693,427
Other accrued expenses	1,946,264	1,683,768
Current maturities - capital lease obligations	31,655	26,965
Deferred gain on sale of assets - current portion	4,581,312	4,581,312

Total current liabilities	8,424,427	8,820,945

Lease liability	7,277,048	5,811,198
Capital lease obligations	27,853	59,169
Deferred gain on sale of assets - long-term portion	48,103,786	52,685,098

	63,833,114	67,376,410

Member’s Equity (Deficit)	(61,264,001)	(65,177,165)

Total liabilities and member’s equity (deficit)	$2,569,113	$2,199,245

2

Bickford Master I, LLC.

Consolidated Statements of Income

Years Ended December 31, 2011 and 2010

	2011	2010
Revenues
Resident revenues	$28,140,014	$28,696,302
Community fees	875,205	656,069
Other revenues	42,488	81,927
Accretion of deferred gain on sale of assets	4,581,312	4,581,312

Total revenues	33,639,019	34,015,610

Operating Expenses
Residence and general operating expenses	17,264,074	16,942,699
Management fees	1,494,250	1,523,369
Depreciation	98,386	69,536
Building lease expense	11,667,253	11,668,611
Loss on disposal of property and equipment	—	51,226

Total operating expenses	30,523,963	30,255,441

Operating Income	3,115,056	3,760,169

Other Income (Expense)
Interest expense	(11,143)	(10,667)
Other	1,458	2,336

	(9,685)	(8,331)

Net Income	$3,105,371	$3,751,838

See Notes to Consolidated Financial Statements	3

Bickford Master I, LLC.

Consolidated Statements of Member’s Equity (Deficit)

Years Ended December 31, 2011 and 2010

	2011	2010

Deficit, Beginning of Year	$(65,177,165)	$(67,153,363)

Contribution from member	807,793	—
Distribution to member	—	(1,363,950)
Noncash member contribution of property and equipment	—	17,465
Noncash distribution of property and equipment	—	(429,155)
Net income	3,105,371	3,751,838

Deficit, End of Year	$(61,264,001)	$(65,177,165)

See Notes to Consolidated Financial Statements	4

Bickford Master I, LLC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2011 and 2010

	2011	2010
Operating Activities
Net income	$3,105,371	$3,751,838
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	98,386	69,536
Accretion of deferred gain on sale of assets	(4,581,312)	(4,581,312)
Loss on sale of property and equipment	—	51,226
Change in recognition of lease liability	1,465,850	2,134,742
Provision for bad debts	24,111	(10,141)
Changes in operating assets and liabilities
Resident accounts receivable	(37,102)	68,010
Prepaid expenses and other assets	108,239	27,150
Accounts payable - trade	(494,565)	(102,082)
Deferred revenues	(321,399)	(198,015)
Other accrued expenses	342,322	229,601

Net cash provided by (used in) operating activities	(290,099)	1,440,553

Investing Activities
Additions to property and equipment	(285,918)	(289,541)
Funds in escrow	14,234	(45,010)
Replacement reserve fund	(101,123)	(179,248)

Net cash used in investing activities	(372,807)	(513,799)

Financing Activities
Repayments of capital lease obligations	(26,626)	(59,408)
Lease security deposits	—	2,097
Contribution from member	807,793	—
Distribution to member	—	(1,363,950)

Net cash provided by (used in) financing activities	781,167	(1,421,261)

Net Increase (Decrease) in Cash and Cash Equivalents	118,261	(494,507)

Cash and Cash Equivalents, Beginning of Year	209,858	704,365

Cash and Cash Equivalents, End of Year	$328,119	$209,858

Supplemental Disclosure of Cash Flow and Noncash Information
Cash paid for interest (net of capitalized interest)	$10,978	$10,101
Capital expenditures in accounts payable	42,596	30,390
Capital expenditures financed with capital lease obligation	—	69,894
Contribution of property and equipment from affiliate	—	17,465
Distribution of property and equipment	—	429,155

See Notes to Consolidated Financial Statements	5

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Bickford Master I, LLC. (the Company) was formed under Kansas law effective April 16, 2008.

Upon formation, the Company issued all of its membership interests to Eby Realty Group, LLC. (ERG) in exchange for the transfer of ERG’s ownership interest in twelve single member limited liability companies each of which own individual properties. In addition, effective September 30, 2008, ERG contributed to the Company its ownership interest in two additional single member limited liability companies each of which own individual properties. Upon completion of these transfers, the fourteen property companies became wholly-owned subsidiaries of the Company.

Because ownership of ERG and of the Company is the same, this combination was accounted for in a manner similar to a pooling of interests, using ERG’s historical book values. Consolidated operations reflect the operations of the above entities for all of fiscal 2011 and 2010.

Principle Business

The Company’s primary line of business is the operation of assisted-care, dementia-care, and independent-living residences for the elderly.

Principles of Consolidation

The accompanying consolidated financial statements reflect the consolidated financial position of the Company. The following entities make up the consolidated financial statements of the Company as of December 31, 2011 and 2010:

Legal Entity	Formation Date	Residence Locations

Bickford Master I, LLC.	April 2008
Ames Bickford Cottage, LLC.	June 2000	Ames, Iowa
Bourbonnais Bickford House, LLC.	March 2000	Bourbonnais, Illinois
Burlington Bickford Cottage, LLC.	June 2000	Burlington, Iowa
Crawfordsville Bickford Cottage, LLC.	January 2001	Crawfordsville, Indiana
Ft. Dodge Bickford Cottage, LLC.	June 2000	Ft. Dodge, Iowa
Lincoln Bickford Cottage, LLC.	January 2000	Lincoln, Nebraska
Marshalltown Bickford Cottage, LLC.	June 2000	Marshalltown, Iowa
Moline Bickford Cottage, LLC.	June 2002	Moline, Illinois
Muscatine Bickford Cottage, LLC.	January 1997	Muscatine, Iowa
Omaha II Bickford Cottage, LLC.	February 2001	Omaha, Nebraska
Quincy Bickford Cottage, LLC.	December 1999	Quincy, Illinois
Rockford Bickford House, LLC.	March 2000	Rockford, Illinois
Springfield Bickford House, LLC.	March 2000	Springfield, Illinois
Urbandale Bickford Cottage, LLC.	February 2001	Urbandale, Iowa

All significant intercompany accounts and transactions have been eliminated in consolidation.

6

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Funds in Escrow

Funds are placed in escrow with the Company’s lessor based on the lease document requirements for real estate taxes and insurance premiums. The servicing agent for the lender pays these escrowed funds to the necessary taxing authorities when due. The agent reimburses the Company for insurance premiums after proof of payment has been presented by the Company.

Replacement Reserves

The replacement reserves represent cash required to be set aside monthly by the Company for improvements to properties. The cash required to be set aside is $500 per unit per year. With a total of 643 units available for all properties, the Company is required to set aside $321,500 per year. The holder of leasehold interests will reimburse the funds for improvement costs after both a review of the improvements and obtaining documentation from the Company detailing the work that has been completed. Improvements can consist of, but are not limited to, such items as new carpet, new paint, and kitchen equipment.

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is charged to expense on the straight-line basis over the estimated useful life of each asset. Assets under capital lease obligations and leasehold improvements are amortized over the shorter of the lease term or their respective estimated useful lives.

The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Leasehold improvements	10-30 years
Furniture, fixtures and equipment	5-10 years
Automobiles	5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2011 and 2010.

7

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Accounts Receivable

Accounts receivable are stated at the amount billed to customers plus any accrued and unpaid interest. The Company provides an allowance for doubtful accounts for all accounts past due more than 90 days. Payments are due on the first of every month. Accounts that are unpaid after the 10th of each month are considered delinquent and are assessed a late fee. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

Revenues

Rent revenue is collected monthly from residents and recognized as revenue in the month that it is earned. The Company collects partially refundable advance community fees from the residents of the assisted- and dementia-living residences. The portion of the community fee that is refundable is refunded on a pro rata basis during the resident’s first 12 months at the residence. The community fees are intended to help defray the cost of training and other support services provided by the corporate office to the staff of the assisted- and dementia-living residences. Through December 31, 2010, the community fee was recognized as revenue over a period of 24 months. Effective January 1, 2011, the Company prospectively elected to recognize 50% of the fee upfront and recognize the remaining 50% of the fee over 12 months. The overall impact of the change is deemed immaterial to the consolidated financial statements. The collection and refundability on these fees may vary based on applicable state laws and regulations.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Accordingly, no income tax provision has been included in the financial statements because income or loss of the Company is reported individually by the respective Members for income tax purposes. The Company is generally not subject to federal, state and local examination by tax authorities for years prior to 2008.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2011 and 2010, cash equivalents consisted primarily of money market accounts with financial institutions.

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250,000. At December 31, 2011 and 2010, the Company’s cash accounts did not exceed federally insured limits.

Pursuant to legislation enacted in 2010, the FDIC will fully insure all noninterest-bearing transaction accounts beginning December 31, 2010 through December 31, 2012, at all FDIC-insured institutions.

8

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Subsequent Events

Subsequent events have been evaluated through the date of the Independent Accountants’ Report, which is the date the financial statements were available to be issued.

Note 2:	Property and Equipment

A summary of property and equipment as of December 31, 2011 and 2010, is as follows:

	2011	2010

Buildings and building improvements	$488,909	$337,783
Furniture, equipment and vehicles	795,733	661,478

	1,284,642	999,261
Less accumulated depreciation	250,233	194,980

Net property and equipment	$1,034,409	$804,281

The Company has leased equipment at certain properties that have been treated as a capital lease and included above. As such, the net present value of the future lease payments are recorded as a capital lease obligation on the accompanying consolidated balance sheets. The payments on these obligations are amortized and treated partially as a principal reduction to the capital lease obligation and as interest expense on the capital lease obligations.

9

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 3:	Long-Term Debt

Long-term debt consists of the following capital lease obligations at December 31, 2011 and 2010:

	2011	2010

Capital lease obligations	$59,508	$86,134

The following is a schedule of maturities of capital lease obligations by year.

2012	$38,398
2013	27,548
2014	2,146

Total	68,092

Less amount representing interest	8,584

Present value of future minimum lease payments	$59,508

Total property and equipment, subject to capital lease as of December 31, 2011 and 2010, is as follows:

	2011	2010

Equipment under capital lease	$183,882	$183,882
Less accumulated depreciation	(60,032)	(36,878)

Net equipment under capital lease	$123,850	$147,004

Note 4:	Member’s Equity

Equity of the Company is comprised of one class of Company membership units, with the sole member and owner of all units being ERG. Each membership unit of the Company shares equally in ownership rights of the Company. For tax purposes, all income, gains and losses of the Company are consolidated with the federal and appropriate state returns of ERG.

10

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Note 5:	Related Party Transactions

The Company pays a 5% management fee to Bickford Senior Living Group, LLC. (BSLG), a wholly-owned subsidiary of ERG, based on total property revenues for management and oversight of the operations on all properties. Total fees paid in 2011 and 2010 were $1,494,250 and $1,523,369, respectively. The Company is dependent on BSLG for the management of its properties, and any adverse change in its relationship with BSLG could have a material, adverse impact on the Company’s operations.

Operating expenses are at times incurred by entities affiliated through common ownership. Such entities include BSLG, ERG and subsidiaries, EDP, Inc. and The Eby Group, Inc. The balance of these intercompany accounts are treated as either a distribution or contribution and included as contra-equity on the accompanying consolidated balance sheets. Total intercompany balances recorded as distributions in member’s equity amounted to $1,775,640 during fiscal 2010 and a contribution of $807,793 during fiscal 2011.

Note 6:	Operating Leases

The Company has non-cancelable operating leases expiring at various dates for properties used in the operations of various assisted and dementia living residences. Additionally, as a result of the sale leaseback transaction effective June 27, 2008 (see Note 7), a deferred gain recorded as a result of this transaction will be recognized as income over the 15-year lease term expiring on June 28, 2023. Future minimum lease payments as of December 31, 2011, net of the future recognition of deferred gains, are summarized as follows:

	Future Minimum	Recognition
	Lease	of Deferred	Net
Year Ending December 31	Obligations	Gain	Expense

2012	$10,886,311	$4,581,312	$6,304,999
2013	10,976,046	4,581,312	6,394,734
2014	11,075,038	4,581,312	6,493,726
2015	11,406,796	4,581,312	6,825,484
2016	11,749,108	4,581,312	7,167,796
Thereafter	85,216,212	29,778,538	55,437,674

	$141,309,511	$52,685,098	$88,624,413

Property lease expense for the years ended December 31, 2011 and 2010, totaled $11,667,253 and $11,668,611, respectively.

11

Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

Due to escalating lease payments throughout the lease term, the accompanying consolidated financial statements, in accordance with ASC 840, Accounting for Leases, reflects lease payments on a straight-line basis. The difference between straight-line treatment and actual lease payments are shown in the consolidated balance sheets as a liability ($7,277,048 and $5,811,198, respectively, at December 31, 2011 and 2010). The schedule shown above reflects actual future minimum lease payments for the term of the lease.

Note 7:	Sale-Leaseback Transactions

On June 27, 2008, the building and related equipment of the following properties were sold for a cash price of $100.8 million to an unrelated third party, Care YBE Subsidiary LLC., a Delaware Limited Liability company wholly owned by Care Investment Trust, Inc. (Care):

Legal Entity	Units	Residence Locations

Ames Bickford Cottage, L.L.C.	37	Ames, Iowa
Bourbonnais Bickford House, L.L.C.	65	Bourbonnais, Illinois
Burlington Bickford Cottage, L.L.C.	44	Burlington, Iowa
Crawfordsville Bickford Cottage, L.L.C.	28	Crawfordsville, Indiana
Lincoln Bickford Cottage, L.L.C.	44	Lincoln, Nebraska
Marshalltown Bickford Cottage, L.L.C.	38	Marshalltown, Iowa
Moline Bickford Cottage, L.L.C.	28	Moline, Illinois
Muscatine Bickford Cottage, L.L.C.	45	Muscatine, Iowa
Quincy Bickford Cottage, L.L.C.	47	Quincy, Illinois
Rockford Bickford House, L.L.C.	65	Rockford, Illinois
Springfield Bickford House, L.L.C.	67	Springfield, Illinois
Urbandale Bickford Cottage, L.L.C.	61	Urbandale, Iowa

In conjunction with the sale, Care entered into a Master Lease Agreement (Lease) with the Company, to lease the facilities from Care. The lease requires the Company to a pay a minimum rental income on Care’s acquisition price with annual payments increasing 3% each year over the term of the lease and a portion of the minimum rental payment deferred until year four of the lease. The initial lease is a 15-year term expiring on June 28, 2023. The lease also includes four options to extend the initial term for additional ten years each. The Lease also requires the properties to meet certain financial covenants including a minimum rent coverage ratio.

The following table shows required rates of return for the monthly minimum rent payment along with the additional minimum deferred rent amount for the initial lease term:

	Minimum Rent	Additional Minimum
Year	Lease Rate	Rent Lease Rate

1-5	8.208% - 9.239%	.260% - .293%
6-10	9.516% - 10.710%	.302% - .340%
11-15	11.031% - 12.416%	.350% - .394%

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Bickford Master I, LLC.

Notes to Consolidated Financial Statements

December 31, 2011 and 2010

The additional minimum rent lease rate represents the deferral of additional rent during the first three years of the lease term. At the beginning of the fourth accounting year, the deferred additional minimum rent becomes payable in 24 monthly equal installments during the fourth and the fifth accounting years, commencing on the first day of the fourth accounting year.

On September 30, 2008, the Company sold the Building and related equipment of Fort Dodge Bickford Cottage, LLC. and Omaha II Bickford Cottage, LLC. to Care for $10.3 million. These properties were incorporated into the master lease agreement described above.

As no earnout provisions are applicable for these 14 properties, they are being treated as operating leases. As such, a sale was recognized effective on both June 27, 2008 and also on September 30, 2008. The consolidated deferred gain from these sales is being amortized over a 15-year lease term expiring on June 28, 2023. Total deferred gains of $4,581,312 were recognized in income for the years ended December 31, 2011 and 2010, respectively.

The proceeds from these transactions were primarily used to repay existing debt obligations on the property companies contributed by ERG and to fund distributions to ERG.

Note 8:	Profit-sharing Plan

The Company participates in a 401(k) profit-sharing plan covering substantially all employees. The Company’s contributions to the plan are determined annually by the Board of Directors. Contributions to the plan for fiscal 2011 and 2010 were $54,307 and $55,604, respectively.

Note 9:	Significant Estimates and Concentrations

Current Economic Conditions

The current protracted economic decline continues to present entities that own and operate assisted living facilities with difficult circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair value of certain assets, declines in the volume of business, constraints on liquidity and difficulty obtaining financing. The financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in allowances for accounts receivable and in other areas that could negatively impact the Company’s ability to meet debt covenants or maintain sufficient liquidity.

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